EXHIBIT 99.1

NEWS RELEASE for August 6, 2008 at 6:00 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2008 SECOND QUARTER, SIX-MONTH RESULTS

Ships Four Millionth Climate Control Seat™ (CCS™) System

NORTHVILLE, MI (August 6, 2008) . . . Amerigon Incorporated (NASDAQ: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced that revenues for this year’s second quarter and first six months ended June 30, 2008 increased 12 percent and 9 percent, respectively, over prior year periods. In addition, Amerigon shipped during the quarter its four millionth Climate Control Seat™ (CCS™) system, another significant milestone for the Company.

Revenues for this year’s second quarter were $16.8 million, up from $15.1 million for last year’s second quarter due primarily to new vehicle model introductions, higher penetration on certain programs and a higher average unit price. Revenue for this year’s second quarter was impacted by lower sales volumes of some of its customers due to the ongoing general downturn in the automotive market and by a production shutdown at one of the Company’s customers due to a labor strike at American Axle and Manufacturing Holdings Incorporated (AXL).

Gross margin as a percentage of revenue for the 2008 second quarter was 31.4 percent compared with 34.2 percent in the 2007 second quarter, primarily attributable to a change in the mix of products sold which favored programs having a higher gross margin percentage during last year’s second quarter as compared to this year’s second quarter. Net income for this year’s second quarter was $1.3 million, or $0.06 per share, compared with net income in last year’s second quarter of $1.3 million, or $0.06 per share.

For the first six months of 2008, revenues were $34.2 million, up from $31.3 million for the year-earlier period. Gross margin as a percentage of revenue for this year’s first six months was 31.7 percent compared with 33.1 percent in the first six months of last year. For the first six months of 2008, net income was $2.6 million, or $0.12 per diluted share, compared with $2.6 million, or $0.11 per diluted share for the prior year period.

“We are continuing to grow, just not as quickly or as robustly as we had previously expected due to the dramatic decline in the overall North American automotive market which has been impacted by the rapidly escalating price of fuel and the slowing economic activity,” said President and Chief Executive Officer Daniel R. Coker. “The demand for our products, or what the industry calls ‘take rates,’ is still very strong and the vehicle manufacturers remain very enthusiastic about our technology and our seat systems.”

The Company’s balance sheet as of June 30, 2008 remained strong with cash, cash equivalents, short-term and long-term investments totaling $26.6 million, total assets of $59.1 million, no bank debt and shareholders’ equity of $46.7 million.

Coker added that Amerigon is in the midst of broadening its product lines to areas outside the automotive industry. He said the Company continues to make excellent strides in extending the use of its advanced TE technology for heating and cooling applications in such markets as consumer goods, computers, commercial heating and air conditioning, and the military, as well for use in the recovery of waste heat to generate electricity.

“While the majority of our revenue still comes from the automotive industry, we are moving to a model that is not completely reliant on automotive sales,” Coker said. “Thanks to the still largely untapped potential of our thermoelectric technology, the future—even the near future—remains very bright for Amerigon.”

New products equipped with CCS and launched since the 2007 second quarter and first six months included the Hyundai Genesis, Lexus LX 570, Jaguar XJ, Jaguar XF, Lincoln MKS, Nissan Maxima, Infiniti FX35 and Infiniti FX50. The Nissan Teana, which is sold in Asian markets, is the first vehicle ever to offer Amerigon’s new heated and ventilated seat system. The Company expects that product revenue over the remainder of the year will increase due to the effect of reaching full production volume on these programs and due to a number of new vehicle introductions which will begin to offer CCS as an option during the second half of the year. These new vehicles include the Ford F-Series pickup and an expansion into an increased number of models produced by General Motors under its light truck platform known as the GMT 900 series. These include the Chevrolet Suburban, Chevrolet Tahoe, Chevrolet Avalanche, GMC Yukon, GMC Yukon XL, GMC Yukon Denali and the GMC Sierra Denali Pickup.

The trend towards a more balanced distribution of revenue between North American and international customers continued during the 2008 second quarter and first six months. Revenue from European and Asian customers in this year’s second quarter increased to 58 percent of total revenue, up from 41 percent in the 2007 second quarter, and revenue from North American customers in the 2008 second quarter was 42 percent of total revenue compared to 59 percent in last year’s second quarter. For the first six months of 2008, revenue from European and Asian customers increased to 52 percent of total revenue, up from 39 percent in the prior year period, and revenue from North American customers in this year’s first six months was 48 percent of total revenue compared to 61 percent in first six months of 2007.

Unit shipments of CCS systems for the 2008 second quarter and first six months increased to 253,000 and 506,000, up from 226,000 and 466,000 units for the year-earlier periods.

This year’s second quarter and six-month results included year-over-year increases in research and development expenses of $157,000 and $604,000, respectively, due to the addition of CCS engineering resources to support the large number of upcoming new vehicle programs, continued development of new automotive and non-automotive TE-based products and increased activities at Amerigon’s BSST subsidiary. The Company expects that net research and development expenses will increase during the remainder of 2008 and in 2009 as it continues to step up its development activities at BSST to support continued development of its advanced TE technology. This increase is expected to be approximately $400,000 to $500,000 per quarter.

Coker said, “Our thermoelectric technology is becoming more and more efficient, particularly as advances are made in the materials we use. Recent progress has encouraged us to increase our BSST programs for advanced TE materials and product development as previously discussed.”

Guidance for 2008

Due to the dramatic drop in the North American automotive market and the postponement of several 2009 vehicle launches including the Ford F-150, the Company expects product revenues in 2008 to increase 10 to 20 percent over 2007 compared with the Company’s prior guidance of 30 to 40 percent. The reduction reflects the recently announced 2009 model launch deferrals by several customers to later in 2008 and the major reductions for the second half of the year in existing full-size vehicle production schedules.

In 2008, there will continue to be a number of macro-economic and geopolitical issues outside Amerigon’s control, such as the effects of gas price increases, the uncertainty of the situations in the Middle East and the Gulf Region, and the availability of credit, that could negatively impact the automotive industry, the overall economy and Amerigon’s results.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the second quarter and six months ended June 30, 2008. The dial-in number for the call is 1-800-762-8795. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat™ (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended June 30, 2008 and its Form 10-K for the year ended December 31, 2007.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Product revenues	$16,796	$15,058	$34,156	$31,331
Cost of sales	11,517	9,903	23,318	20,962

Gross margin	5,279	5,155	10,838	10,369
Operating expenses:
Research and development	2,183	1,868	4,582	3,595
Research and development reimbursements	(686)	(528)	(1,495)	(1,112)

Net research and development expenses	1,497	1,340	3,087	2,483
Selling, general and administrative	2,032	2,023	4,159	4,176

Total operating expenses	3,529	3,363	7,246	6,659

Operating income	1,750	1,792	3,592	3,710
Interest income	218	244	515	430
Other income	35	50	87	100

Earnings before income tax	2,003	2,086	4,194	4,240
Income tax expense	749	830	1,569	1,690

Net income	$1,254	$1,256	$2,625	$2,550

Basic earnings per share	$0.06	$0.06	$0.12	$0.12

Diluted earnings per share	$0.06	$0.06	$0.12	$0.11

Weighted average number of shares – basic	22,140	21,631	22,072	21,511

Weighted average number of shares – diluted	22,710	22,637	22,760	22,504

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$13,609	$1,170
Short-term investments	—	23,925
Accounts receivable, less allowance of $401 and $542, respectively	11,282	11,672
Inventory:
Raw materials	71	329
Finished goods	4,765	1,890

Inventory	4,836	2,219
Deferred income tax assets	4,121	3,784
Prepaid expenses and other assets	583	595

Total current assets	34,431	43,365
Property and equipment, net	4,562	3,965
Long-term investments	13,025	—
Deferred financing costs	7	9
Patent costs, net of accumulated amortization of $208 and $121, respectively	2,853	2,679
Deferred income tax assets	4,200	5,968

Total assets	$59,078	$55,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,238	$8,640
Accrued liabilities	3,526	3,987
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	11,964	12,827
Pension Benefit Obligation	47	—
Deferred manufacturing agreement – long-term portion	350	450

Total liabilities	12,361	13,277
Shareholders’ equity:
Common Stock:
No par value; 30,000,000 shares authorized, 22,150,369 and 21,917,733 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	63,968	63,028
Paid-in capital	22,201	21,766
Accumulated other comprehensive income – foreign currency	(8)	(16)
Accumulated deficit	(39,444)	(42,069)

Total shareholders’ equity	46,717	42,709

Total liabilities and shareholders’ equity	$59,078	$55,986

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2008	2007
Operating Activities:
Net income	$2,625	$2,550
Adjustments to reconcile net income to cash provided by operating activities:
Deferred tax provision	1,431	1,605
Stock option compensation	435	400
Depreciation and amortization	625	256
Loss on disposal of property and equipment	10	—
Changes in operating assets and liabilities:
Accounts receivable	389	(1,625)
Inventory	(2,617)	2,662
Prepaid expenses and other assets	16	(968)
Accounts payable	(401)	596
Accrued liabilities	(413)	792

Net cash provided by operating activities	2,100	6,268
Investing Activities:
Purchases of investments	(3,100)	(19,837)
Sales and maturities of investments	14,000	15,751
Purchase of property and equipment	(1,247)	(935)
Patent costs	(261)	(1,675)

Net cash provided by (used in) investing activities	9,392	(6,696)
Financing Activities:
Proceeds from the exercise of Common Stock options	940	236

Net cash provided by financing activities	940	236

Foreign currency effect	7	(11)

Net increase (decrease) in cash and cash equivalents	12,439	(203)
Cash and cash equivalents at beginning of period	1,170	2,440

Cash and cash equivalents at end of period	$13,609	$2,237

Supplemental disclosure of cash flow information:
Cash paid for Taxes	$172	$135

Supplemental disclosure of non-cash transactions:
Issuance of Common Stock under the 2006 Equity Incentive Plan	$344	$389

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